                    ASSET PURCHASE AGREEMENT                    EXHIBIT 2.1

     THIS ASSET PURCHASE AGREEMENT dated as of November 14, 1997 (the "Agreement"), by and among Bolt Technology Corporation, a Connecticut corporation (the "Buyer"); Custom Products Corporation, a Connecticut corporation (the "Seller") and Gerald Shaff and Carole Shaff, individuals (the "Stockholders").

                              W I T N E S S E T H

     WHEREAS, Seller is desirous of selling the tangible and intangible assets related to the manufacture and sale of miniature precision clutches and fence stretching jacks (the "Products") under the tradenames "Polyclutch" and "Puljaks" (the "Business") and having Buyer assume certain scheduled liabilities of Seller;

     WHEREAS, Buyer is desirous of purchasing such assets and assuming such liabilities on the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Stockholders own 93.43% of the issued and outstanding shares of stock of Seller.

     NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto hereby agree as hereinafter set forth:

1.  AGREEMENT TO BUY AND SELL CERTAIN ASSETS

     (a)  Acquired Assets
          ---------------

     Subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of all of the assets (excluding the assets specifically set forth on Schedule 1(b)) relating to the Business, including without limitation the following:

     (i) all of Seller's inventory of the Business on hand on the Closing Date, whether work in process, raw materials or finished goods, used or held for use in connection with the Business, wherever located, as described on Schedule 1(a)(i) to be delivered at the Closing (the "Inventory");

    (ii) all of Seller's right, title and interest in and to certain trademarks, trade names, patents and service marks and applications therefor, proprietary processes and formulae and technical information used in the Business as described on Schedule 1(a)(ii) attached hereto (collectively the "Intangible Assets");

   (iii)  all books and records of Seller concerning purchases and sales relating to the Business, wherever located, including, without limitation, all customer lists, lists of suppliers, promotional materials, graphic materials and product literature concerning the Business and information relating to the special needs of customers of the Business, in existence on the date hereof or on the Closing Date; all sales and credit information, mailing lists, sales, advertising and purchasing materials and correspondence relating to the Business;

    (iv) all of the equipment, machinery, tooling, dies, patterns, molds, stampings, computers, software, furniture, fixtures, supplies and all other moveable property not normally included in inventory, used or held for use in connection with the Business, wherever located, set forth on Schedule 1(a)(iv) attached hereto and to be updated and delivered at the Closing (the "Equipment");

     (v) all accounts receivable, notes receivable and miscellaneous receivables of Seller derived from the operation of the Business prior to the Closing Date, set forth on Schedule 1(a)(v) to be delivered at the Closing (collectively the "Accounts Receivable");

    (vi) all of Seller's right, title and interest in those certain leases and the leasehold improvements, set forth on Schedule 1(a)(vi) attached hereto and to be updated and delivered at the Closing, including assignments relating thereto;

   (vii) all oral and written contracts, purchase commitments and other agreements pertaining to the Business that are set forth on Schedule 1(a)(vii) attached hereto and to be updated and delivered at the Closing;

  (viii) all governmental permits, licenses and authorizations of any kind whatsoever associated with the Business set forth on Schedule 1(a)(viii) attached hereto and to be updated and delivered at the Closing to the extent that the same are legally transferable; and

    (ix) all other assets owned by Seller, wherever located, relating to the Business, existing on the date hereof, of every kind and nature, whether or not carried on the books of Seller excluding the assets set forth on Schedule 1(b).

     All of the assets to be acquired by Buyer as set forth above are hereinafter sometimes collectively referred to as the "Acquired Assets".

     (b)  Excluded Assets
          ---------------

     Notwithstanding Section 1(a), Seller does not sell, transfer, assign, convey or deliver, and Buyer does not purchase, acquire or accept, the assets listed on Schedule 1(b) attached hereto.

     2.  ASSUMPTION OF CERTAIN LIABILITIES

     (a)  Assumed Liabilities
          -------------------

     Buyer shall assume the liabilities listed on Schedule 2(a) to be delivered at the Closing, shall pay the listed debts, and shall honor and fill the listed customer orders; all in accordance with the terms set forth in the Schedule (the "Assumed Liabilities").

     (b)  Excluded Liabilities
          --------------------

     With the exception of the Assumed Liabilities, as provided in Section 2(a), Buyer shall assume no liabilities or other obligations, commercial or otherwise, of Seller or Stockholders, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise ("Excluded Liabilities"). Without in any way limiting the generality of the foregoing, Buyer shall not assume any obligation or liability of Seller or Stockholders with respect to the following: (i) any transaction by Seller or Stockholders occurring after the Closing Date; (ii) any liability of Seller or Stockholders for federal, state or local taxes, fees, assessments, custom duties or other similar charges; (iii) any responsibility of Seller with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller, including pension benefits accrued (vested or unvested), or arising out of employment of employees for which Seller shall be liable and/or their termination of employment by Seller, as to which Buyer shall have no responsibility whatsoever arising prior to the Closing Date; (iv) any liability or obligation incurred in connection with, or related to, the transfer of the Acquired Assets other than obligations to The Chase Manhattan Bank of Connecticut pursuant hereto including transfer taxes or stamp taxes except for liability imposed by statute upon purchasers of assets; (v) any liability of any kind whatsoever resulting from the failure of Seller to comply prior to the Closing Date with the requirements of all applicable building, fire, zoning, customs or environmental laws, laws relating to occupational health and safety and other laws applicable to Seller or the conduct of the Business; (vi) any liability under any contract assumed by Buyer to the extent such liability arises out of Seller's failure to perform its obligations thereunder prior to the Closing Date; and (vii) any liability for Products shipped or manufactured by or services provided by Seller prior to the Closing Date.

     Seller shall have any and all responsibility to all creditors and all third parties and to Buyer with respect to, and shall pay, discharge and perform when due, any liability or obligation of Seller not expressly assumed by Buyer. Notwithstanding the foregoing, no such creditor or third party is intended to be a third party beneficiary of this Agreement. Seller and Stockholders shall, jointly and severally, indemnify and hold Buyer harmless from and against any and all cost, loss, liability (including reasonable attorneys' fees) arising from obligations or liabilities not expressly assumed by Buyer.

3.  PAYMENTS TO SELLER

     (a)  Purchase Price
          --------------

     In consideration of the purchase of the Business, Buyer shall deliver to Seller (i) Five Million Dollars ($5,000,000) payable in cash, (ii) stock certificates bearing restrictive legends representing 116,618 shares of the Common Stock of Buyer ("Restricted Shares") unless changed as a result of their Adjusted Value as determined pursuant to Section 3(b) of this Agreement and
(iii) contingent payments totaling Four Million Dollars ($4,000,000) payable in cash depending on increases in net sales of the Business as determined pursuant to Section 4(b)(ii)-(vi). In the event that the book value of the Acquired Assets purchased by Buyer minus the dollar value of the Assumed Liabilities at the Closing is less than Five Hundred Thousand Dollars ($500,000), the Purchase Price payable at the Closing shall be reduced in an amount equal to that difference.

     (b) Adjusted Value of Shares of Buyer at Closing
         --------------------------------------------

     At the Closing, the Buyer's Common Stock shall be valued using the average of the closing prices of a share for the ten most recent days that the stock has traded ending on the trading date immediately prior to the Closing Date, as reported on the American

Stock Exchange (the "Average Price").

     In the event that the dollar amount derived by multiplying the Average Price by the number of Restricted Shares referred to in Section 3(a)(ii) above is greater than One Million One Hundred Thousand Dollars ($1,100,000), then the number of Restricted Shares required to be delivered at the Closing shall be decreased to a number which, when multiplied by the Average Price, equals One Million One Hundred Thousand Dollars ($1,100,000).

     In the event that the dollar amount derived by multiplying the Average Price by the number of Restricted Shares referred to in Section 3(a)(ii) above is less than Nine Hundred Thousand Dollars ($900,000), then, at the option of the Buyer, Buyer may either: (a) deliver the number of Restricted Shares which, when multiplied by the Average Price equals Nine Hundred Thousand Dollars ($900,000); or (b) deliver cash of Nine Hundred Thousand Dollars ($900,000); or
(c) a combination of Restricted Shares and cash with a value of Nine Hundred Thousand Dollars ($900,000).

     No fraction of a share of Buyer's Common Stock will be issued; but in lieu thereof, Seller shall receive cash (rounded to the nearest whole cent) equal to such fraction multiplied by the Average Price.

     (c)  Allocation of Purchase Price
          ----------------------------

     The final Purchase Price shall be allocated among the Acquired Assets in accordance with the breakdown set forth on Schedule 3(c) to be delivered at the Closing. Seller shall complete and execute a Form 8594 consistent with such allocation, deliver a copy to Buyer and file such form in a timely manner with the Internal Revenue Service.

4.  CLOSING AND PAYMENT OF THE PURCHASE PRICE

     (a)  Closing
          -------

     Subject to satisfaction or waiver of the conditions precedent set forth in
Article 10 and Article 11, the closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Thomas J. Demchak located at 3190 Whitney Avenue, Building 2, Hamden, CT on January 6, 1998 at 10:00 A.M. or on such other date and at such other place as Seller and Buyer shall mutually agree (the "Closing Date").

     (b)  Payment of Purchase Price
          -------------------------

     The Purchase Price for the Business shall be paid by Buyer as follows:

          (i) at the Closing, cash of Five Million Dollars ($5,000,000) and the delivery of stock certificates representing restricted shares of Common Stock of Buyer (plus cash, if any, in lieu of fractional share) with a value of One Million Dollars ($1,000,000), as it may be modified in accordance with Section 3(a) and (b); plus

         (ii) on or before February 15, 1999, a sum equal to Eight Hundred Thousand Dollars ($800,000) provided that net sales of the Business for the twelve months ended December 31, 1998 shall be greater than Three Million Four Hundred Twelve Thousand Dollars ($3,412,000);

        (iii) on or before February 15, 2000, a sum equal to One Million Six Hundred Thousand Dollars ($1,600,000) (less the sum, if any, paid pursuant to clause (ii)) provided that the net sales of the Business for the twenty-four months ended December 31, 1999 shall be greater than Six Million Nine Hundred Ninety-Five Thousand Dollars ($6,995,000);

         (iv) on or before February 15, 2001, a sum equal to Two Million Four Hundred Thousand Dollars ($2,400,000) (less the sums, if any, paid pursuant to clauses (ii) and (iii)) provided the net sales of the Business for the thirty-six months ended December 31, 2000 shall be greater than Ten Million Seven Hundred Fifty-Seven Thousand Dollars ($10,757,000);

          (v) on or before February 15, 2002, a sum equal to Three Million Two Hundred Thousand Dollars ($3,200,000) (less the sums, if any, paid pursuant to clauses (ii), (iii) and (iv)) provided the net sales of the Business for the forty-eight months ended December 31, 2001 shall be greater than Fourteen Million Seven Hundred Seven Thousand Dollars ($14,707,000); and

         (vi) on or before February 15, 2003, a sum equal to Four Million Dollars ($4,000,000) (less the sums, if any, paid pursuant to clauses (ii), (iii), (iv) and (v)) provided that the net sales of the Business for the sixty months ended December 31,2002 shall be greater than Eighteen Million Eight

     Hundred Fifty-Five Thousand Dollars ($18,855,000).

     (c)  Transfer of Acquired Assets
          ---------------------------

     At the Closing, Seller shall transfer to Buyer all right, title and interest in and to the Acquired Assets as provided herein. Said transfer shall be effected by the delivery to Buyer of fully executed bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, all in form and substance reasonably satisfactory to Buyer and to its counsel as may vest in Buyer good record and marketable title to all of the Acquired Assets, free and clear of all liens and encumbrances except any liens in favor of The Chase Manhattan Bank of Connecticut.

     (d)  Assumption of Liabilities
          -------------------------

     At the Closing, Buyer shall execute and deliver an Assumption of Liabilities Agreement assuming and undertaking to perform and pay when due the Assumed Liabilities, all in form and substance reasonably satisfactory to Seller and its counsel.

     (e)  Determination of Net Sales
          --------------------------

     In the event Seller and Buyer fail to agree as to amount of the net sales of the business for the applicable earn out period, Buyer shall cause its independent certified public accountant to make the determination of net sales of the Business for the applicable earn out period and to issue a report of its determination to the President of Buyer, to Gerald Shaff and to Thomas J. Demchak. If either Seller or Buyer disagrees with the determination of Buyer's independent certified public accountant, such dispute shall be resolved by arbitration pursuant to Article 12.

     (f) Security For Contingent Payments
         --------------------------------

     In the event Buyer fails to make one or more contingent payments required to be made as required by Section (b)(ii) through (vi) during the applicable earn out period, Buyer shall promptly execute and deliver to Seller a demand promissory note bearing the date of February 15 of each year in which the required payment is missed in the principal amount of the missed payment at an annual interest rate equal to prime plus 2% per annum. Buyer shall execute and deliver a financing statement granting a security interest in all of the assets of Buyer and its wholly owned subsidiary, Customs Products Corporation, which secure any senior indebtedness which security interest is to be junior and subordinate to the security interest granted to any financial institution, including without limitation, any bank, insurance company, trust company or other institution, incurred for, or in connection with, money borrowed which is incurred before the date of the note or notes delivered to Seller. Seller and Stockholders agree to execute and deliver such subordination agreements and any other necessary documents with respect to such notes as any such financial institution may reasonably require prior to, or simultaneously with, the delivery of Buyer's promissory note and financing statement to Seller.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and Stockholders, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date as follows:

     (a)  Organization of Seller
          ----------------------

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. Seller has requisite corporate power and authority to own, lease and operate all of its properties and assets relating to the Business and to conduct the Business in the manner and in the places where such properties are owned or leased or the Business is now conducted.

     (b)  Authority of Seller
          -------------------

     This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to, or as contemplated in this Agreement will constitute, when so delivered, valid and binding obligations of Seller and shall be enforceable in accordance with their respective terms except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies. The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer by Seller have been duly authorized by all necessary action of Seller and are within Seller's corporate powers.

     Except as set forth on Schedule 5(b) attached hereto, the

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

execution, delivery and performance of this Agreement or any other agreement, document or instrument delivered by Seller does not and will not, with the passage of time, or the giving of notice, or both:

          (i) result in a breach of, or constitute a default, or result in any right of termination, or other effect adverse to Seller or the Acquired Assets, under any indenture or loan or credit agreement of Seller, or any other agreement, lease or instrument to which Seller is a party or by which any of the Acquired Assets is bound or affected;

         (ii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Acquired Assets;

        (iii) result in a violation of, or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award now in effect having applicability to Seller or to the Acquired Assets;

         (iv) violate any provisions of the Certificate of Incorporation or By-Laws of Seller;

          (v) require any approval, consent or waiver of, or filing with, any person or entity, private or governmental; or
         (vi) cause Seller to be liable for damages to any other person or give such other person any equitable right against Seller or the Acquired Assets.

     (c)  Financial Statements
          --------------------

     Seller has delivered to Buyer unaudited balance sheets of Seller as at December 31 in each of the years 1994, 1995 and 1996, and as at September 30, 1997 for the nine months then ended together with the related unaudited statements of income, changes in stockholders' equity, and cash flow for such years and for the nine months ended September 30, 1997 (the "Financial Statements"), together with the unaudited balance sheet as of October 31, 1997 and related income statement for the period then ended (the "Interim Financial Statements"). The Financial Statements have been prepared on a "review" basis
by Thomas J. Demchak, CPA.   The Financial Statements present in fair fashion
the financial condition and results of operations, changes in stockholder's

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equity, and cash flow of the Seller as of the respective dates shown and the periods referred to therein, all prepared in accordance with generaly accepted accounting principles. The Interim Financial Statements have been prepared by Seller and have not been reviewed by Thomas J. Demchak, CPA, and are subject to normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Financial Statements) and the Financial Statements and the Interim Financial Statements reflect the consistent application of accounting principles throughout the periods involved.

     (d)  Books of Account, Etc.
          ----------------------

     The books of account and other records of Seller relating to the Business are complete and correct and have been maintained in accordance with sound business practices.

     (e) Condition and Sufficiency of Acquired Assets
         --------------------------------------------

     The buildings used by Seller are structurally sound, to the best knowledge of Seller and Stockholders, and the Equipment reflected on Schedule 1(a)(iv) are in good operating condition and repair and are adequate for the use to which they are being put and are sufficient for the continued conduct of the Business after the Closing, in substantially the same manner as conducted prior to the Closing.

     (f)  Assets
          ------

     Seller is the lawful owner of, has good and valid record and marketable title to, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without any restrictions of any kind whatsoever. Except as set forth on Schedule 5(f) attached hereto all of the Acquired Assets are entirely free and clear of any security interest, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"), and there are no filings in any registry of deeds in any jurisdiction or under the Uniform Commercial Code or similar statute in any jurisdiction showing the Seller as debtor which create or perfect or which purport to create or perfect any Encumbrance in or on any of the Acquired Assets.

     All Inventory, reflected on Schedule 1(a)(i) to be delivered at the Closing, including finished goods, work in process and raw materials are in good condition and are usable in the ordinary course of business. All inventory not written off has been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Business.

     All Accounts Receivable of the Seller that are reflected on Schedule 1(a)(v) to be delivered at the Closing represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date current and collectible, net of any reserves shown on the Interim Balance Sheet as of the Closing Date. Each of the Accounts Receivable will be collected in full, without any set-off, other than returns in the ordinary course of business, after the date on which it first becomes due and payable in accordance with the collection experience of Seller with respect to the applicable obligor. There is no contest, claim or right of set-off under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     At the Closing, Seller shall deliver a true aged list of unpaid Accounts Receivable to be acquired by Buyer.

     (g) Trade Names, Trademarks, Patents and Service Marks
         --------------------------------------------------

     All trade names, registered or common law trademarks, trademark applications, patents and service marks owned by or licensed to Seller and listed in Schedule 1(a)(ii) attached hereto have been duly registered in, filed in or issued by, the United States Patent and Trademark Office or the corresponding offices of states or other jurisdictions to the extent set forth on said Schedule 1(a)(ii) and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such state or other jurisdiction. Except as set forth in said Schedule 1(a)(ii), use of said trade names and trademarks does not require the consent of any third party and the same are freely transferable and are owned exclusively by the Seller, free and clear of any attachments, liens, encumbrances or adverse claims. No outstanding order, decree, judgment or stipulation, and no proceeding charging Seller with infringement of any adversely held trade name or trademark has been filed or is threatened to be filed and the continuing conduct of the Business will not result in the infringement of any trade names or trademarks or other rights owned by or owed to any third party. To the best knowledge of Seller and Stockholders, no person or entity is infringing upon the trade names or trademarks set forth on Schedule 1(a)(ii) or has infringed upon any of the patent or trademark applications, if any, set forth on Schedule 1(a)(ii).

     (h)  Leases
          ------

     Attached hereto as Schedule 5(h) is a description of each lease (whether oral or written) which shall be assigned to and assumed by Buyer hereunder and under which Seller is the lessee of personal or real property. A true, correct and complete copy of each written lease identified in Schedule 5(h) has been delivered to Buyer. The personal property covered by the leases is in good operating condition, reasonable wear and tear excepted. All rentals due to date under the leases have been paid and there exists no default under the terms of any such lease, and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Seller from exercising and obtaining the benefits of any options or other rights contained therein. Seller has all right, title and interest of the lessee under the terms of each lease, free and clear of all encumbrances, and all such leases are valid and in full force and effect. None of the leases is terminable by the lessor as a result of the transactions contemplated by this Agreement.

     (i)  Contracts and Commitments
          -------------------------

     Schedule l(a)(vii) attached hereto sets forth a true, complete and correct list of all of Seller's contracts, whether oral or written, excluding purchase orders, and customer orders, which shall be assigned to and assumed by Buyer at the Closing (the "Contracts"). At the Closing Seller shall deliver a list of the purchase orders and customer orders to be assigned to and assumed by Buyer at the Closing. All such Contracts were made at arms' length and were not entered into with (i) any officer or director of Seller or (ii) any entity which Seller controls or in which Seller has any direct or indirect interest. No Contract is in excess of the normal, ordinary and usual requirements of the Business or for any excessive term or at any excessive price. Each Contract is in full force and effect, and Seller is not in material default under any such Contract, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder, or cause the acceleration of any obligation of Seller, or result in the creation of any lien, charge or encumbrance whatsoever upon the Acquired Assets. The Contracts have been entered into on commercially reasonable terms in the ordinary course of business, and, with respect to any such customer order Seller has not received any payment thereon as of the Closing Date and, with respect to any such purchase order, Seller has not received the goods or services ordered as of the Closing Date. No third party is in material default under any Contract made with Seller or obligation owed to Seller, nor has any event occurred which, with the passage of time, or giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any obligation of Seller, or result in the creation of any lien, charge or encumbrance whatsoever upon the Acquired Assets.

     (j)  Undisclosed Liabilities
          -----------------------

     Seller does not have, and will not have on the Closing Date, any liabilities or obligations of any kind or amount, secured by the Acquired Assets, whether known or unknown and whether accrued, absolute, contingent or otherwise except for liabilities or obligations reflected or reserved against in the Interim Financial Statements identified in Section 5(c) other than as disclosed in this Agreement and current liabilities incurred in the ordinary course of business since the date thereof. No claim adverse to Buyer or Seller relating to the Acquired Assets or Assumed Liabilities is pending against Seller except those which are being discharged at the Closing or assumed by Buyer, nor to the best knowledge of Seller and Stockholders do any facts exist which may reasonably be expected to lead to any claim relating to the Acquired Assets or Assumed Liabilities.

     (k)  Conduct of the Business
          -----------------------

     Seller is not a party to, or subject to, or bound by any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects the consummation of the transactions contemplated hereby.

     (l)  Non-Infringement
          ----------------

     Neither Seller nor Stockholders have received notice from any third party that the manufacture, use or sale of any Product infringes the rights of any third party. Seller and Stockholders have no knowledge that any third party is infringing upon Seller's rights to make, use or sell any of the Products by utilizing its rights to the Intangible Assets.

     (m)  Litigation, Etc.
          ----------------

     Except as set forth on Schedule 5(m) attached hereto, no action, suit, proceeding, or investigation is pending or, to the best knowledge of Seller and Stockholders, threatened, relating to, or affecting the Seller or any of the Acquired Assets or relating to or affecting the activities of the Seller carried on with any of the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor is there any basis for any such action, suit, proceeding, or investigation.

     (n)  Absence of Certain Events
          -------------------------

     Except as set forth on Schedule 5(n) attached hereto, since January 1, 1997, there has not been:

          (i) any increase in the salary or hourly wages of any employee of Seller;

         (ii) any deterioration in Seller's relationship with its customers;

        (iii) any dispute with any supplier with respect to the quality of the products, materials or services being purchased by Seller or otherwise; or

         (iv) any material adverse change in the Business or the Acquired Assets, the prospects, operations or condition of the Business and no event has occurred or circumstance exists that may result in such a material adverse change.

     (o)  Tax Matters
          -----------

     Seller has filed all tax returns that are or were required to be filed by it; said returns are true, correct and complete. Seller has paid or made provision for the payment of all taxes that have or may become due pursuant to the tax returns or otherwise. There are no tax liens upon the Acquired Assets. All taxes that Seller is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person. Seller and Stockholders have delivered to Buyer true and complete copies of all federal and state income tax returns filed by Seller and

Stockholders with respect to the years 1994 through 1996. The federal income tax liability of the Seller has been finally determined for all fiscal years to and including the fiscal year ending December 31, 1992.

     (p)  Brokers or Finders
          ------------------

     Seller has not retained, employed or used any broker or finder in connection with the sale of the Business or in connection with the negotiation of this Agreement.

     (q) Powers of Attorney, Compensation of Employees and Certain Customers
         -------------------------------------------------------------------

     Set forth on Schedule 5(q) attached hereto is an accurate and complete list showing (i) the names of all persons, if any, holding powers of attorney from Seller and a summary statement of the terms thereof, (ii) the names of all persons whose salary or wages from Seller for the nine months ended September 30, 1997 exceeded an annualized rate of $20,000, together with a statement of the aggregate amount paid or payable to each such person for services rendered during such period, and (iii) the names of all customers whose total purchases from Seller for either the year ended December 31, 1996 or for the nine-month period ended September 30, 1997 exceeded $25,000, together with a statement of the aggregate amount paid by each such customer for merchandise purchased during each such period.

     (r)  Employee Agreements
          -------------------

     Except as set forth on Schedule 5(r) attached hereto, Seller has no obligations, contingent or otherwise, under any employee benefit plan, employment contract, consulting agreement, collective bargaining agreement with employees, compensation agreement, pension plan or retirement plan, profit-sharing or bonus plan, or stock purchase or stock option plan or any other similar agreements or plans.

     (s)  Insurance
          ---------

     Schedule 5(s) attached hereto contains an accurate and complete list of all policies of insurance, including the amounts, in which Seller is named as the insured party, or for which Seller has paid any premiums since January 1, 1997. All such policies (i) are in full force and effect or have been renewed or replaced by equivalent policies, (ii) are sufficient for compliance by Seller with all requirements of law and of all agreements to which Seller is a party,
(iii) are valid, outstanding and enforceable, and (iv) provide adequate insurance coverage, to the best knowledge of Seller and Stockholders, for the assets and operations of the Business. Except as set forth on Schedule 5(s), since January 1, 1997, Seller has not been denied any insurance coverage which it has requested, has not made any material change in the scope or nature of its insurance coverage and has not experienced, nor does it expect to experience, any material change in insurance rates or premiums.

     (t)  Restrictive Documents
          ---------------------

     Except as set forth on Schedule 5(t) attached hereto, neither Seller nor any Stockholder is subject to, or a party to, any certificate of incorporation, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the Business or the condition of the Acquired Assets, or which would prevent consummation of the transactions contemplated by this Agreement, prevent compliance by Seller or Stockholders with its terms, conditions and provisions or prevent the continued operation of the Business after the Closing on substantially the same basis as previously operated.

     (u)  Labor Organizations
          -------------------

     No labor organization claims that it represents the majority or a substantial number of the employees of Seller or, to the best knowledge of Seller and Stockholders, intends to organize any employees, nor is there any strike or work stoppage by the employees of Seller, either threatened or in progress as of the date of this Agreement.

     (v)  Interests in Suppliers, Etc.
          ----------------------------

     Except as set forth in Schedule 5(v) attached hereto, no stockholder or officer or director of Seller possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor or potential competitor of Seller.

     (w)  Sales Representatives
          ---------------------

     Seller's sales representatives are listed on Schedule 5(w) attached hereto,
                                                                ---------------
together with their territories and commission rates.

     (x)  List of Creditors
          -----------------

     A list of all creditors of Seller as of December 31, 1997 and the amounts owed is to be delivered at the Closing.

     (y)  Consents of Third Parties
          -------------------------

     Except as set forth in Schedule 5(y) attached hereto, Seller has no obligations to secure any consent from any third party in order to permit the consummation of the transactions contemplated by this Agreement.

     (z)  Conformity of Law
          -----------------

     Seller has complied with, and is in compliance with (i) all laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning, or other law, regulation or ordinance); (ii) all unwaived terms and provisions of all contracts, agreements, and indentures to which Seller is a party, or by which Seller or any of the Acquired Assets is subject; and (iii) its Certificate of Incorporation and By-laws, each as amended to the date of this Agreement.

     Seller has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state, or local law or administrative regulation in respect of the Business or any of the Acquired Assets.

     (aa) Environmental Matters
          ---------------------

     Except as set forth in Schedule 5(aa) attached hereto, Seller (i) is, and at all times has been, in full compliance with, and has not been and is not in violation of, or liable under, any Environmental Law, as hereinafter defined,
(ii) has no basis to expect, nor has Seller or any other person for whose conduct Seller is or may be held to be responsible received, any actual order, notice, or other communication from (a) any governmental body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any property or facility used in the Business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual obligation to undertake or bear the cost of any responsibility arising from or under any Environmental Law or any occupational safety and health law with respect to any facility or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or facility at or to which Hazardous Materials, as hereinafter defined, were generated, manufactured, refined, transferred, imported, used, or processed by Seller, or by any other person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     Except as set forth on Schedule 5(aa), there are no Hazardous Materials present on or in the environment at the facilities used in the conduct of the Business, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or incorporated into any structure therein or thereon.

     Environmental Law refers to any legal requirement that is designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the environment or public health and safety.

     Hazardous Materials refers to any hazardous substance, pollutant or contaminant designated pursuant to CERCLA, and substances regulated by RCRA, the Clean Air Act, the Clean Water Act and the Toxic Substance Control Act.

     (bb) Employee Benefit Plans
          ----------------------

     Set forth in Schedule 5(r) attached hereto is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plan is otherwise exempt from the provisions of ERISA, established, maintained or contributed to by Seller.

     Seller does not maintain or contribute to any such Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Internal Revenue Code (the "Code"), or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Seller has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of Seller or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of Seller to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against Buyer by the PBGC. Seller is not a party to any multiemployer benefit plan.

     Full payment has been made of all amounts which Seller is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Seller is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Seller has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided to Buyer.

     As of the date of this Agreement, the aggregate current value of all accrued benefits under all Employee Benefit Plans which are subject to Title IV of ERISA and which are Single Employer Plans did not exceed the aggregate current value of all assets of such Single Employer Plans allocable to such accrued benefits, and since January 1, 1997, there has been (i) no material adverse change in the financial condition of any Single Employer Plan, (ii) no change in the actuarial assumptions with respect to any Single Employer Plan and
(iii) no increase in benefits under any Single Employer Plan as a result of plan amendments, change in applicable law or otherwise.

     No Reportable Event (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and Seller has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to tax, penalty or liability for prohibited transactions under ERISA or the Code nor has any of their respective directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claims.

     Seller does not presently maintain any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed in
Schedule 5(r).

     Stockholders have delivered or caused to be delivered to Buyer true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letters obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code and (ii) form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

     (cc) Disclosure
          ----------

     No representation or warranty in this Article 5 and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document required to be furnished by Seller or the Stockholders to Buyer pursuant thereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

6.   REPRESENTATIONS AND WARRANTIES OF BUYER

     As of the date hereof and as of the Closing Date, Buyer represents and warrants as follows:

     (a)  Organization of Buyer
          ---------------------

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

     (b)  Authority of Buyer
          ------------------

     This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer to Seller pursuant to or as contemplated in this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and shall be enforceable in accordance with their respective terms except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies. The execution, delivery and performance of this Agreement and each such agreement, document and instrument delivered or to be delivered to Seller by Buyer, has been fully authorized by all necessary corporate action of Buyer and are within Buyer's corporate powers.

     Except as set forth on Schedule 6(b) attached hereto, the execution, delivery and performance of this Agreement or any other agreement, document of instrument by the Buyer does not and will not, with the passage of time, or the giving of notice, or both:

          (i) result at the Closing in a breach of or constitute a default under any material indenture or loan or credit agreement or under any other material agreement, lease or instrument to which Buyer is a party;

         (ii) result in a violation of, or default under, any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award now in effect having applicability to Buyer;

        (iii) violate any provisions of the Certificate of Incorporation or By-Laws of Buyer; or

         (iv) require any approval, consent or waiver of, or filing with, any person or entity, private or governmental.

     (c)  Buyer's Common Shares
          ---------------------

     The shares of Common Stock of Buyer to be delivered to Seller at the Closing will be duly authorized and validly issued and fully paid and nonassessable.

     (d)  Brokers and Finders
          -------------------

     Buyer has retained, employed or used Marc Beebe & Company as a broker in connection with the purchase of the Business or in connection with the negotiation of the purchase of the Business and Buyer will be solely responsible for its compensation.

     (e)  Disclosure
          ----------

     No representation or warranty in this Article 6 and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document required to be furnished by Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

7. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, COVENANTS AND OBLIGATIONS AND RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

     All representations, warranties, agreements, covenants and obligations herein or in any Exhibit, Schedule, Certificate or other document delivered by either party to the other party incident to the transactions contemplated hereby shall be deemed to have been relied upon by the other party and shall survive the execution and delivery of this Agreement until December 31, 2002, provided, however, if a cause of action or a demand for arbitration has been filed with respect thereto prior to December 31, 2002 the applicable warranty or representation will continue until final resolution of the related controversy.

     The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation.

8.   INDEMNIFICATION AND SET-OFF

     (a) Indemnification by Seller and Stockholders
         ------------------------------------------

     Seller and Stockholders, jointly and severally, agree to defend, indemnify and hold Buyer and its officers, directors, shareholders, employees, and agents harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) of any kind or nature whatsoever which may be sustained or suffered by Buyer or its officers, directors, shareholders, employees and agents, arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by Seller or Stockholders in this Agreement or in any Exhibit, Schedule, Certificate or other document delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such breached representations, warranties, agreements or covenants.

     Notwithstanding anything to the contrary herein, Seller and Stockholders will have no liability for indemnification until the total of such damages, liabilities, losses and expenses exceeds Thirty Thousand Dollars ($30,000) and will have no liability to indemnify Buyer for damages, liabilities, losses and expenses that exceed the Purchase Price.

     In addition, Seller and Stockholders, jointly and severally agree to defend, indemnify and hold Buyer and its officers, directors, shareholders, employees, and agents harmless from and against any and all claims, liabilities and obligations relating to Excluded Liabilities or arising out of the operation of any business carried on by Seller and/or Stockholders on or prior to the Closing Date which do not constitute Assumed Liabilities.

     (b)  Indemnification by Buyer
          ------------------------

     Buyer hereby agrees to defend, indemnify and hold Seller and its officers, directors, shareholders, employees and agents, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) of any kind or nature whatsoever which may be sustained or suffered by Seller or its officers, directors, shareholders, employees and agents, arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by Buyer in this Agreement or in any Exhibit, Schedule or Certificate or other document delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such breached representations, warranties, agreements or covenants.

     (c)  Notice, Defense of Claims
          -------------------------

     Each party to this Agreement shall give prompt written notice to the other party of each claim for indemnification hereunder specifying the amount and nature of the claim, with any supporting data, and of any matter which is likely to give rise to an indemnification claim. The indemnifying party has the right to control, at its expense, the defense of any such matter or its settlement. The indemnifying party will use reasonable efforts to reach an expeditious resolution of any such matter. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     (d)  Set-off
          -------

     Subject to Buyer's compliance with the provisions of Section 8(c), the obligation of Seller and Stockholders to indemnify and hold harmless Buyer pursuant to this Agreement may, to the extent not paid by Stockholders or Seller, be satisfied by set-off against amounts otherwise due from Buyer to Seller.

9.   MISCELLANEOUS COVENANTS AND AGREEMENTS OF SELLER AND OF BUYER

     (a)  Consents of Third Parties
          -------------------------

     To the extent that any transfer or assignment of any contract, license, permit, or right to be transferred and assigned to Buyer as provided herein, shall require the consent of the other party thereto, or of any other person or governmental or other authority, this Agreement shall not constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or have any other adverse effect thereon. Seller and Stockholders agree that they will use reasonable efforts before and after the Closing to obtain and deliver the consent of the other parties and the approvals of other persons or authorities to the extent necessary, to the assignment of all such contracts, leases, licenses, permits, commitments or rights to Buyer. If such consent or approval is not obtained at the Closing, Seller shall act as Buyer's agent, in order to obtain for Buyer the benefits thereunder and Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer all benefits under any such contracts, licenses, leases, commitments or rights. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing any effective assignment of all of the Acquired Assets.

     (b)  Settlement of Claims
          --------------------

     Notwithstanding Seller's responsibility therefore, Stockholders agree to assist Buyer in settling claims by customers arising out of Products sold or services rendered prior to the Closing Date in a manner reasonably satisfactory to the customers.

     (c)  Use of Names
          ------------

     Seller and Stockholders shall assign all their right, title and interest to the names "Custom Products," "Polyclutch" and "Puljak" and variations thereof as business and trade names and title throughout the world from and after the Closing. Seller shall, simultaneously with the Closing, undertake and promptly pursue proceedings to delete the words "Custom Products" from its corporate name and change to a name bearing no resemblance to the "Custom Products Corporation" name and shall deliver evidence satisfactory to Buyer and its counsel promptly after the Closing of such change.

     After the Closing, Seller and Stockholders shall not use the names "Custom Products," "Polyclutch" or "Puljak" or any variations thereof or similar name as part of any trade or business name.

     (d)  Services
          --------

     Seller shall provide to Buyer the following services during the period commencing on the Closing Date and ending no later than thirty (30) days thereafter:

          (i) contacting customers by telephone, fax and mail at reasonable times, as requested by Buyer, to preserve existing business relationships that Seller enjoys and to assure a successful transfer of the Business to Buyer. To the extent that Carole Shaff is requested to perform such services by traveling beyond the North Haven, Connecticut area, Buyer shall pay reasonable compensation and expenses; the amount thereof, shall be negotiated in good faith prior to such travel;

         (ii) assistance with the transfer of books and records of the Business; and

        (iii) cooperation and assistance on a smooth transition with Seller's suppliers.

     (e)  Directorship
          ------------

     Subject to applicable law, Gerald Shaff will be elected a director of Buyer through the period ending December 31, 2002.

     (f) American Stock Exchange Listing
         -------------------------------

     On or before the Closing, Buyer shall prepare and file an application for listing by the American Stock Exchange of the shares of Common Stock to be delivered to Seller at the Closing.

     (g)  Conduct of Business
          -------------------

     During the period from the date of this Agreement to the Closing, the Stockholders shall cause Seller to conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller will use its best efforts (i) to preserve the Business and organization of Seller intact,
(ii) to keep available to Buyer the services of Seller's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Buyer the goodwill of Seller's suppliers, customers, landlord and others having business relations with it, (iv) to cooperate with Buyer and use reasonable efforts to assist Buyer in obtaining the consent of any third party to any contract with Seller where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby and (v) to cooperate with Buyer in its efforts to obtain the financing of the Purchase Price.

     Seller shall give Buyer prompt written notice of any material adverse change in any of the information contained in the representations and warranties set forth in Article 5 or elsewhere in this Agreement, or in any of the Schedules referred to herein, which occurs prior to the Closing.

     (h)  Audited Financials
          ------------------

     Within sixty (60) days following the Closing, Seller and

Stockholders shall cause Thomas J. Demchak, CPA, P.C. to deliver to Buyer audited balance sheets of Seller as at December 31 in each of the years 1996 and 1997, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Thomas J. Demchak, independent certified public accountant; all prepared to enable Buyer to file such financial statements in compliance with the regulations of the Securities and Exchange Commission.

     Buyer shall pay the fees and expenses of Thomas J. Demchak, CPA, P.C. for the preparation and delivery of the above mentioned audited financial statements to the extent that such fees and expenses do not exceed Ten Thousand Dollars ($10,000).

     (i)  Further Assurances
          ------------------

     At any time and from time to time after the Closing Date, at Buyer's reasonable request and without further consideration, Seller will execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer may reasonably require to more effectively convey to, transfer to, and vest in Buyer, or to put Buyer in possession of, any or all of the Acquired Assets intended to be transferred, conveyed or assigned to Buyer pursuant to the provisions of this Agreement; and Buyer shall execute and deliver such other instruments and take such other action as Seller may reasonably require for Buyer to assume and for Seller to be released from the Assumed Liabilities.

10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE

     The obligation of Buyer to purchase the Acquired Assets as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions;

     (a) Representations and Warranties
         ------------------------------

     The representations and warranties of Seller and Stockholders set forth in
Article 5 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and Buyer shall have received a Certificate to such effect, executed by the President of Seller and Stockholders and dated as of the Closing Date, in form reasonably satisfactory to Buyer and its counsel.

     (b)  Performance of Covenants
          ------------------------

     Seller and Stockholders shall have performed all of their obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a Certificate to such effect, executed by the President of Seller and Stockholders and dated as of the Closing Date, in form reasonably satisfactory to Buyer and its counsel.

     (c) Threatened or Pending Proceedings
         ---------------------------------

     No proceedings shall have been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality or by any other third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

     (d)  Corporate Action
          ----------------

     All corporate action, necessary to authorize (i) the execution, delivery and performance by Seller of this Agreement and any other agreements or instruments contemplated hereby to which Seller is a party, and (ii) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and stockholders of Seller, and Buyer shall have been furnished with copies of all applicable resolutions, certified by the Secretary or Assistant Secretary of Seller.

     (e)  Legal Opinion
          -------------

     Buyer shall have received the written opinion of Eisenberg, Anderson, Michalik & Lynch, counsel to Seller, dated as of the Closing Date, in the form of Exhibit A hereto.

     (f)  Instruments of Transfer
          -----------------------

     Buyer shall have received instruments of transfer of the Acquired Assets to Buyer, in form reasonably satisfactory to Buyer and its counsel and sufficient to pass title to the Acquired Assets, free and clear of all liens and encumbrances.

     (g)  Inventory
          ---------

     Buyer, with Seller's assistance, shall have conducted a count of the Inventory on hand prior to the Closing on a date acceptable to Buyer.

     (h)  Shaff Employment Agreement
          --------------------------

     Gerald Shaff shall have executed and delivered to Buyer an Employment Agreement, in the form of Exhibit B.

     (i)  Bacon Employment Agreements
          ---------------------------

     Phil Bacon and Elizabeth M. Bacon shall each have executed and delivered to Buyer an Employment Agreement, in the form of Exhibits C and D.

     (j)  Consents
          --------

     Seller shall have received the approvals, consents and authorizations of all third persons and governmental agencies necessary for the sale and transfer of the Acquired Assets to Buyer, including, if applicable, compliance with Connecticut General Statutes (S)22a-134 to 22a-134e, inclusive.

     (k)  Releases
          --------

     Seller shall have received and delivered to Buyer releases of any liens on the Acquired Assets except liens in favor of The Chase Manhattan Bank of Connecticut.

     (l)  Lease
          -----

     Seller shall have delivered to Buyer a lease executed by the landlord of the premises occupied by Seller in North Haven, Connecticut, in the form of Exhibit E.

     (m)  Environmental Survey
          --------------------

     Buyer shall have received a report from a qualified environmental engineer as to the environmental condition of the premises, which reported condition is satisfactory to Buyer.

     (n)  Financing
          ---------

     Buyer shall have secured the financing necessary to close the transactions contemplated by this Agreement.

11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE

     The obligation of Seller to sell the Acquired Assets as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Seller, of the following conditions:

     (a) Representations and Warranties
         ------------------------------

     The representations and warranties of Buyer set forth in Article 6 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, and Seller shall have received a Certificate to such effect, executed by the President or any Vice President of Buyer and dated as of the Closing Date, in form reasonably satisfactory to Seller and its counsel.

     (b)  Performance of Covenants
          ------------------------

     Buyer shall have performed all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and Seller shall have received a Certificate to such effect, executed by the President or any Vice President of the Buyer and dated as of the Closing Date, in form reasonably satisfactory to Seller and its counsel.

     (c)  Corporate Action
          ----------------

     All corporate action necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement and any other agreements or instruments contemplated hereby to which Buyer is a party, and (ii) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Buyer, and Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

     (d)  Legal Opinion
          -------------

     Seller shall have received the opinion of Gordon R. Erickson, Esq., counsel to Buyer, dated as of the Closing Date, in form of Exhibit F hereto.

     (e) Assumption of Liabilities Agreement
         -----------------------------------

     Buyer shall have executed and delivered to Seller an

Assumption of Liabilities Agreement, in the form of Exhibit G hereto.

     (f)  Employment Agreements
          ---------------------

     Buyer shall have executed and delivered to Gerald Shaff and to Phil and Elizabeth M. Bacon Employment Agreements, in the form of Exhibits B, C and D.

     (g)  Lease
          -----

     Buyer shall have assumed the Lease as extended through April 30, 2004 of the premises occupied by Seller in North Haven, Connecticut,in the form of Exhibit E.

     (h)  Offers of Employment
          --------------------

     Buyer will cause its wholly owned subsidiary to extend offers of employment to all of Seller's employees except for Gerald Shaff and Phil and Elizabeth M. Bacon on terms which are in effect on the date of this Agreement. The employment of such individuals will commence on the date that such individual reports to work after the Closing at Buyer's wholly owned subsidiary, Custom Products Corporation.

     (i) Release of Stockholders' Guaranties and Liens on Their Assets
         -------------------------------------------------------------

     Buyer will cause The Chase Manhattan Bank of Connecticut to release its liens on the assets of Stockholders and release them from any personal guaranties.

12.  ARBITRATION

     Any dispute, claim or grievance arising out of, or relating to, the interpretation or the application of this Agreement, or any breach thereof, shall be submitted to arbitration under the Commercial Arbitration Rules of the American Arbitration Association other than any alleged breach of the covenant not to compete set forth in Article 13 hereof, which shall be submitted to a court for resolution. Any arbitration hearing shall be held in Hartford, Connecticut. Seller and Buyer agree that any award rendered by the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction thereof.


13.  COVENANT NOT TO COMPETE AND CONFIDENTIALITY

     (a) Seller and each Stockholder, severally and jointly, covenant and agree that from the Closing Date to a date five years following the Closing, that neither Seller or any Stockholder nor any corporation, firm or other entity which controls, or is controlled by Seller or its affiliates, or in which Seller, any Stockholder or an affiliate thereof has a controlling interest, will, except as an employee of Buyer,:

          (i) directly or indirectly, engage in, continue in or carry on a competitive business alone or with any person, corporation, partnership, firm or other form of business organization which competes with, or is engaged in, or carries on, any aspect of the Business or any business competitive therewith;

         (ii) consult with, advise or assist in any way, whether or not for consideration, any person, corporation, partnership, firm or other business organization which is now, or becomes, a competitor of Buyer in the Business being purchased by Buyer from Seller, including, but not limited to, advertising or otherwise promoting the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor;

        (iii) sell, assign or otherwise transfer, whether or not for consideration, any customer lists, product specifications or designs, internal memoranda, bills, receipts or any other form of business records or documents or any tangible materials in any form concerning the Business, the Acquired Assets or the Assumed Liabilities unless disclosure is required by law, governmental agency, or is publicly available;

         (iv) disclose or cause to be disclosed to any person, firm or corporation any of the trade secrets, techniques, formulae or processes relating to the Business and the Acquired Assets which Buyer is purchasing from Seller or any other information about the confidential affairs of the Business (including information about its customers and employees); the secrecy of which is of value to Buyer; and

          (v) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or commit any act which is detrimental to the successful continuation of the Business and the Acquired Assets which Buyer is purchasing from Seller.

     (b) The parties agree that the geographic scope of this covenant not to compete shall extend to all of the trading areas in which Products are sold by Seller.

     (c) The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that acquires all or a substantial part of the Business or Acquired Assets being acquired by Buyer from Seller hereunder.

     (d) In the event of any breach of this covenant, the parties recognize that the remedies at law will be inadequate and that Buyer shall be entitled to equitable remedies (including an injunction) and such other relief as a court may deem appropriate.

     (e) In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope, or prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent necessary to render it enforceable.

14.  MISCELLANEOUS

     (a)  Expenses
          --------

     Except as set forth in Section 9(h), Buyer and Seller shall each pay the fees and expenses of their respective representatives and legal counsel incurred in connection with the transactions contemplated by this Agreement.

     (b)  Notices
          -------

     Any demand, notice or other communication required or permitted under or in connection with the transactions contemplated by this Agreement shall be in writing and shall be deemed to be effective when delivered in person, or deposited in the United States mail and sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as may be provided by the party to be notified on ten (10) days prior written notice to the other parties hereto)

     To Seller:             Customs Products Corporation
                            17 Whiting Farm Road
                            Branford, CT 06405

                            Attn: Gerald Shaff, President

                            Tel.: (203) 481-9064

     To Stockholders:       Gerald Shaff and Carole Shaff
                            17 Whiting Farm Road
                            Branford, CT 06405

     With a copy to:        Paul T. Czepiga
                            Eisenberg, Anderson, Michalik & Lynch
                            136 West Main Street
                            New Britain, CT 06050-2950
                            Tel.: (860) 229-4855

     To Buyer:              Bolt Technology Corporation
                            Four Duke Place
                            Norwalk, CT 06854

                            Attn: Raymond M. Soto, President
                            Tel.: (203) 853-0700
                            Fax : (203) 654-9801

     With a copy to:        Gordon R. Erickson, Esq.
                            38 West Cross Road
                            New Canaan, CT 06840-6541
                            Tel.: (203) 972-0186

     (c)  Waiver
          ------

     The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

     (d)  Section Headings
          ----------------

     The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

     (e)  Exhibits and Schedules
          ----------------------

     Any Exhibits and/or Schedules referenced herein shall be deemed to be attached hereto and made a part hereof. All references herein to this Agreement shall include all Schedules, Exhibits, Certificates and other documents required to be delivered hereunder.

     (f)  Severability
          ------------

     Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

     (g)  Entire Understanding
          --------------------

     This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and such understanding shall not be modified except in writing signed by or on behalf of the parties hereto.

     (h)  Binding Effect
          --------------

     This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

     (i)  Assignability
          -------------

     Neither this Agreement nor any rights or obligations hereunder are assignable by Seller, Buyer or Stockholders except Buyer may assign this Agreement, its rights and obligations to a wholly owned subsidiary provided Buyer shall guaranty all obligations set forth herein.

     (j)  Remedies
          --------

     Neither Seller nor Buyer waives any right or remedy available to it to enforce this Agreement or to seek damages for the breach of the representations and warranties contained herein except to the extent that such right or remedy is specifically waived or limited in this Agreement.

     (k)  Knowledge
          ---------

     The phrase "to the best knowledge of Seller or Stockholders" or variations thereof means knowledge of such circumstances as would ordinarily lead on investigation, in the exercise of reasonable diligence, to a knowledge of the actual facts.

     (l)  Access to Records
          -----------------

     Subsequent to Closing, Buyer shall maintain in its possession, and intact, all records delivered to Buyer pursuant hereto and relating to the Business created at or prior to the Closing for a period of five (5) years. After the Closing, Seller shall have reasonable access during normal business hours to all such records, upon reasonable request therefore, after having identified a business necessity for such access, such as the preparations of tax returns. Buyer may, at its option, during such five (5) year period, deliver any of such records to Seller. Similarly, Seller shall maintain in its possession all accounting and financial records of the Business not delivered to Buyer for a period of five (5) years and Buyer shall have reasonable access thereto during normal business hours and upon reasonable request.

     (m)  Counter-parts
          -------------

     This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

                              SELLER:
                              Custom Products Corporation

                              By/s/   Gerald Shaff
                                ------------------
                              Name:   Gerald Shaff
                              Title:   President

                              STOCKHOLDERS:


                              /s/       Gerald Shaff
                              ----------------------
                                         Gerald Shaff


                              /s/       Carole Shaff
                              ----------------------
                                         Carole Shaff

                              BUYER:
                              Bolt Technology Corporation


                              By /s/    Raymond M. Soto
                              -------------------------
                              Name:     Raymond M. Soto
                              Title:    President



bolt.apa

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